Exhibit 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Advanced Technical Products, Inc.

     We consent to incorporation by reference in the registration statements (No. 333-19759, 333-52885, 333-66817 and 333-71232) on Form S-8 of Advanced
Technical  Products,  Inc. of our report dated  February 22, 2002,  except as to
Note 7, which is as of February 28, 2002, with respect to the consolidated balance sheets of Advanced Technical Products, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Advanced Technical Products, Inc.

                                                /s/ KPMG LLP

Atlanta, Georgia
March 29, 2002


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